Exhibit 10.3

[GAP INC. LETTERHEAD]

October 29, 2012

Stefan Larsson

Dear Stefan:

This letter is to summarize changes to your compensation arrangements under Gap Inc.’s Annual Bonus and Long-Term Growth Program. Except as described below, the employment terms of your letter agreement dated April 26, 2012, including any such amendments thereto, will remain in effect.

Annual Bonus. Effective at the beginning of fiscal 2013, your annual target bonus will be 100% of your base salary and will be based on Gap Inc. and/or Division financial objectives. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 200%. Your annual bonus for fiscal 2013 is scheduled for payment in March 2014. You must be employed by Gap Inc. on the payment date to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Growth Program. Beginning with the fiscal 2013-2015 performance cycle, your target opportunity to earn performance shares will be 150% of your base salary.

Yours sincerely,

/s/ Eva Sage-Gavin
Eva Sage-Gavin
Executive Vice President
Global HR & Corporate Affairs

Confirmed this 6th day of November, 2012

/s/ Stefan Larsson
Stefan Larsson